Exhibit 99.1

Courier Corporation Elects New Director

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--June 23, 2009--Courier Corporation (Nasdaq: CRRC) today announced the election of Paul Braverman to the Courier Board of Directors. Mr. Braverman is expected to serve on the Nominating and Corporate Governance Committee, the Compensation and Management Development Committee, and the Audit and Finance Committee.

Mr. Braverman was a Partner and Chief Financial Officer of Wellington Management Company, LLP, from 1986 to 2007. Prior to joining Wellington Management Company, he was corporate pension manager for Digital Equipment Corporation for 6 years. He previously held various tax positions with Digital, Data Terminal Systems, and Arthur Young & Company.

Mr. Braverman is an attorney, a member of the Massachusetts Bar Association and the US Tax Court, and is a Certified Public Accountant and a member of the Massachusetts and American Society of CPA’s. He holds a BS degree in Business Administration from Boston University and a J.D. degree from Boston University’s School of Law.

He currently serves on the Boards of Brigham and Women’s Hospital, Faulkner Hospital, and Schepens Eye Research Institute. In addition, he is a trustee of the New England Conservatory and a member of the Real Estate Committee for Partners HealthCare.

James F. Conway III, Chairman, President and CEO of Courier stated, “We are very pleased to welcome Paul as a Director. His financial background and professional experience will add to the depth of our collective Board.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, Chairman,
President and Chief Executive Officer
or
Robert P. Story, Jr.
978-251-6000
Executive Vice President and
Chief Operating Officer
www.courier.com